Exhibit 99.1
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       Weiner's Stores, Inc. To Conduct Orderly Wind-Down Of Its Business

Houston, Texas (Business Wire) . . . June 26, 2001 - Weiner's Stores, Inc. (OTCBB: WEIR), a 76-year old Houston-based family retailer, today announced that it planned to cease all business operations and proceed with an orderly wind-down of its business and a sale of its assets. The Company soon expects to file, in its current Chapter 11 case (00-3955-PJW) in the United States Bankruptcy Court for the District of Delaware, the motions necessary to execute an orderly wind-down of its business and sale of substantially all its assets. The Company and its Board of Directors had explored a wide variety of options, including, partial liquidation around a smaller group of core stores, a financial sale of all or part of its business, or an equity infusion, before determining that an orderly wind-down of operations offered the best alternative for the benefit of its secured lender and creditors.

Raymond J. Miller, Chairman and Chief Executive Officer, stated, "While we were encouraged by our performance in Chapter 11 during Fall 2000 and the early results from the redesigned merchandising and marketing programs in early 2001, accelerated softness in apparel sales starting shortly after Easter 2001 combined with the effects of tropical storm Allison in June 2001 generated operating losses and capital constraints that were too deep to weather."

The Company stated that it could not predict the extent to which the sale of its assets would be sufficient to satisfy the claims of all creditors. However, the Company expects that no assets would be available for distribution to stockholders.

Mr. Miller further stated, "The Company is in the process of finalizing an arrangement with a third party to conduct going-out-of-business sales at the remaining stores. Current Weiner's Stores, Inc. employees are expected to continue to staff the stores during the process. The Company anticipates that the closing sales will be completed by the middle to end of September. An orderly wind-down of the corporate office/distribution center will begin immediately."

The Company filed a voluntary Chapter 11 petition in the United States Bankruptcy Court for the District of Delaware on October 16, 2000.

Weiner's is a convenient neighborhood family retailer that offers a complete assortment of branded products for value-conscious consumers. Currently, approximately 2,700 associates are employed at the 97 stores that are operated in Texas, Louisiana, Mississippi and Alabama.

This press release contains forward-looking statements. Such statements inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, among others, general economic and business conditions,


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changes in foreign, political, social and economic conditions, regulatory initiatives and compliance with governmental regulations, the ability of the Company and its competitors to predict fashion trends and customer preferences and achieve further market penetration and additional customers, consumer apparel buying patterns, adverse weather conditions, inventory risks due to shifts in market demand and various other matters, many of which are beyond the Company's control. These forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which such statement is based.


For Immediate Release:
June 26, 2001

Contact:  Lee Butler
Weiner's Stores, Inc.
713-688-1331 x 292









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